Exhibit 10.5

CROWN MEDIA HOLDINGS, INC.
2004 RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) is made and entered into as of May 28, 2004 (the “Grant Date”), by and between Crown Media Holdings, Inc. a Delaware corporation (“Crown”) and David Evans (“Executive”) pursuant to the terms and conditions of the Amended and Restated Crown Media Holdings, Inc. 2000 Long Term Incentive Plan (the “Plan”). Capitalized terms not defined in this Agreement shall have the meanings set forth in the Plan.

1.  Award of Restricted Stock Units.  Pursuant to the Plan, Crown awards to Executive 115,000 Restricted Stock Units (“RSUs”). Each unit corresponds to one share of Crown Common Stock (as defined in the Plan) and shall be subject to the terms and conditions set forth in this Agreement and the Plan.  A copy of the Plan has been delivered to the Executive. By signing below, the Executive agrees to be bound by all the provisions of the Plan. Each RSU constitutes an unsecured promise of Crown to deliver either a share of Common Stock or cash in an amount equivalent to one share of Common Stock to Executive on the Delivery Date (as defined below).  As a holder of RSUs, Executive has only the rights of a general unsecured creditor of Crown.

2.  Vesting.  Subject to Section 4 of this Agreement, the RSUs shall vest and become nonforfeitable in equal one-half installments on each of January 3, 2005 (“First Vesting Date”) and January 2, 2006 (“Second Vesting Date”).  In the event of a Change in Control, subject to the Executive’s continued employment with Crown as of the date of the Change in Control (unless one of the events enumerated in Section 4 of this Agreement shall have occurred), all unvested RSUs shall vest.  The First Vesting Date, the Second Vesting Date, the date immediately prior to that on which a Change in Control occurs and the date on which any one of the events in Section 4 occurs shall be a “Vesting Date.”

3.  Settlement of RSU Award.

(a) Settlement. Crown shall deliver to Executive on the Delivery Date, at Crown’s sole, absolute and unfettered discretion, either: (1) the number of shares of Common Stock corresponding to such RSUs; or (2) cash in an amount equal to the number of shares of Common Stock corresponding to such RSUs multiplied by the average of the Fair Market Value (as defined below) of the Common Stock for the immediately preceding 14 business days including the Vesting Date (or, if such Vesting Date does not fall on a business day, as of the business day immediately preceding the Vesting Date) unless Executive has otherwise elected to defer receipt of such award in accordance with Committee authorization or pursuant to the terms of a nonqualified plan adopted by Crown. Crown shall have sole, absolute and unfettered discretion in determining whether to deliver shares of Common Stock or cash in an amount equivalent to the number of shares of Common Stock on the Vesting Date.

(b) Change in Control Settlement.  Notwithstanding Section 3(a), in the event of a Change in Control, Section 10(c) of the Plan shall apply to RSUs. RSUs shall be settled under Section 3(a) using the Change in Control Price pursuant to Section 10(c) of the Plan applicable to non-Incentive Stock Option holders.

(c) Dividend and Stock Split Equivalents. For so long as Executive holds RSUs, at the time any dividend is paid with respect to a share of Common Stock or any forward stock split occurs, Crown shall credit to the RSU award of the Executive on the same date (or as soon as practicable thereafter) in respect of each RSU held by the Executive as of the record date for such dividend or split an amount at Crown’s sole, absolute and unfettered discretion, in cash, Common Stock, or other property, or in a combination thereof, in each case having a value equal to the dividend or split, subject to any deferral election by Executive in accordance with Committee authorization or pursuant to the terms of a nonqualified plan adopted by Crown.  Such amounts shall vest and shall be paid on a pro rata basis at the same time as the underlying Employment or Performance RSU award with which such dividend or stock split is associated is settled.

4.  Termination of RSUs; Accelerated Vesting.  Executive’s rights with respect to any outstanding unvested RSUs shall immediately terminate and no payment shall be made in respect of such RSUs (i) with respect to the First Vesting Date, if prior to such date, Executive experiences a Termination of Employment (as defined in the Plan) with Crown, excluding a Normal Retirement or (ii) with respect to the Second Vesting Date, if prior to September 17, 2005, Executive experiences a Termination of Employment (as defined in the Plan) with Crown, excluding Normal Retirement.  Notwithstanding the foregoing, all outstanding unvested RSUs shall vest immediately by reason of: (1) Executive’s involuntary Termination of Employment without Cause (2) the death of the Executive; or (3) the Disability of the Executive resulting in Executive’s Termination of Employment.

5.  Definitions.  For purposes of this Agreement:

(a)                                  “Change in Control” means Change in Control as defined in the Plan.

(b)                                 “Delivery Date” means the date immediately following a given Vesting Date.

(c)                                  “Fair Market Value” means “Fair Market Value” as defined in the Plan; provided, however, that if there is no regular public trading market for such Common Stock, “Fair Market Value” shall mean the value established by the most recent independent appraisal of Crown conducted prior to the relevant Delivery Date.

(d)                                 “Normal Retirement” means the retirement of Executive from Crown at the “normal retirement age” as defined in the Hallmark Employees Affiliates Savings Plan, or any successor plan.

6.  Withholding Tax.  Executive may be subject to withholding taxes as a result of the settlement of RSUs. Unless the Committee permits otherwise, Executive shall pay to Crown in cash, promptly when the amount of such obligations become determinable, all applicable federal, state, local and foreign withholding taxes that Crown determines result from such settlement.  Unless the Committee otherwise determines and subject to such rules and procedures as the Committee may establish, Executive may make an election to have shares of Stock withheld by Crown or to tender any such securities to Crown to pay the amount of tax that Crown in its discretion determines to be required so to be withheld by Crown upon settlement of RSUs, subject to satisfying any applicable requirements for compliance with Section 16(b) of the Exchange Act.  Any shares of Stock or other securities so withheld or tendered will be valued as of the date they are withheld or tendered, provided that Stock shall be valued at Fair Market Value on such date.   Unless otherwise permitted by the Committee, the value of shares withheld or tendered may not exceed the minimum federal, state, local and foreign withholding tax obligations as computed by Crown.

7.  Non-transferability. No RSUs shall be assignable or otherwise transferable by Executive. During the life of Executive any elections with respect to RSUs may be made only by Executive or Executive’s guardian or legal representative.

8.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.  Governing Law.  This Agreement shall be governed by the laws of the State of Delaware, without regard to conflict of law principles.

CROWN MEDIA HOLDINGS, INC.

By:	/s/ C. Stanford

Title:	Exec. VP - Leg. & Bus. Affairs

/s/ David Evans		July 2, 04
DAVID EVANS